EXHIBIT 99.1
JOINT FILING AGREEMENT
March 12, 2007
     As may be required under Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned hereby agrees to the joint filing on behalf of each of them of a Statement on Schedule 13D, including any and all further amendments thereto (the “Schedule 13D”) with respect to the common stock, par value $0.01 per share, of Westaff, Inc., and further agrees that this agreement shall be included as an exhibit to such joint filing.
     Each of the undersigned further agrees that he, she or it is responsible for the timely filing of the Schedule 13D, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.
     Each of the parties to this agreement expressly disclaims that he, she or it is a member of any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the transactions described in the Schedule 13D or (except with respect to W. Robert Stover, individually and as Co-Trustee of the Stover Revocable Trust dated November 16, 1988, as amended and of the Stover 1999 Charitable Remainder Unitrust dated 4/21/99) subject to any obligation to make any filing under Section 13(d) or (g) of the Exchange Act with respect to such transactions.
     This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.
[signature page follows]

     IN WITNESS WHEREOF, the undersigned have executed this Joint Filing Agreement to be effective as of the date first written above.

/s/ W. Robert Stover
W. Robert Stover, as Co-Trustee of the Stover Revocable Trust dated November 16, 1998, as amended, and the Stover 1999 Charitable Remainder Unitrust dated 4/21/99

/s/ Joan C. Stover
Joan C. Stover, as Co-Trustee of the Stover Revocable
Trust dated November 16, 1998, as amended

/s/ Parker T. Williamson
Parker T. Williamson, as Co-Trustee of the Stover
1999 Charitable Remainder Unitrust dated 4/21/99

THE STOVER FOUNDATION
By:	/s/ W. Robert Stover
	Name:	W. Robert Stover
	Title:	Vice President, Treasurer and Director

/s/ Amy Stover-Newton
Amy Stover-Newton

/s/ Stephen R. Stover
Stephen R. Stover

/s/ Stephen R. Stover
Stephen R. Stover, as Co-Trustee of the Steven R. Stover
Irrevocable Trust as Amended 3/28/96

/s/ Susan J. Stover
Susan J. Stover

/s/ Susan J. Stover
Susan J. Stover, as Co-Trustee of the Susan J. Stover
GST Irrevocable Trust

WAYNESBURG COLLEGE
By:	/s/ Roy Barnhart
Roy Barnhart
Vice President, Business and Finance

PRESBYTERIAN LAY COMMITTEE, INC.
By:	/s/ Stephen G. Brown
Stephen G. Brown
Chief Executive Officer